EXHIBIT 10.57
                   MASSACHUSETTS BIOTECHNOLOGY RESEARCH PARK
                                  SPACE LEASE
                                       to
                       BIOJECT MEDICAL TECHNOLOGIES, INC.

                               RIDER AND ADDENDUM

The Space Lease of the Premises in the building known as Three Biotech Park from WORCESTER BUSINESS DEVELOPMENT CORPORATION to BIOJECT MEDICAL TECHNOLOGIES, INC. to which this Rider and Addendum is attached is modified and amended by incorporation of the following additional provisions:

A. The following provisions (i) will continue in effect so long as Teachers Insurance and Annuity Association of America ("TIAA"), its successors or assigns, holds a mortgage of the Building and will be considered permanent amendments to this Space Lease upon the foreclosure or granting of a deed in lieu of foreclosure of any such mortgage, but (ii) will cease to be in effect automatically upon the discharge of any such mortgage:

     A-1. Occupancy Arrangements. Notwithstanding the provisions of Article 13 to the contrary, Tenant agrees that Tenant may not enter into an Occupancy Arrangement with a Person who is affiliated with Tenant unless (a) the Person has a net worth, determined in accordance with generally accepted accounting principles, at least equal to Tenant's net worth and (b) the Person agrees to be bound by the obligations of Tenant under the Lease, including, without limitation, the covenant against further Occupancy Arrangements. Tenant agrees not to enter into any Occupancy Arrangement which provides for Rent based in whole or in part on the net income or profits derived by any Person from the Premises, and any such Occupancy Arrangement will be void, provided that nothing in this paragraph A-1 will be deemed to prohibit Occupancy Arrangements which provide for Rent based upon a percentage of sales or receipts.

     A-2. Hazardous Materials. In addition to and not in limitation of the provisions of Section 10.04, Tenant agrees to execute affidavits, representations and certificates from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Substances on the Premises.

     A-3. Tenant's Insurance. In addition to the limits required under Section 15.01, Tenant agrees to keep in force comprehensive general liability insurance against claims for personal injury, death and property damage occurring with respect to Tenant's occupancy of the Premises having primary combined single limit coverage of at least $3,000,000 per occurrence.

     A-4. Restoration. Notwithstanding the provisions of Article 17, Landlord's obligation to restore the Building following damage by fire or other casualty is limited to the amount of insurance proceeds available to Landlord for restoration purposes.

     A-5 Partial Taking. Notwithstanding the provisions of Section 18.02, Landlord's obligation to restore the Building following a Partial Taking is limited to the amount of condemnation proceeds available to Landlord for restoration purposes.

B. The following provisions will continue in effect throughout the Lease Term:

     B-1 Delete the definition of "Substantial Completion Date" and insert the following: The date on which the improvements to be constructed by Landlord pursuant to B-3 of this Rider are completed.

     B-2 The only rent obligation of the Tenant under this Lease shall be the obligation to pay the Basic Rent and notwithstanding Article 6 of this Lease or any other term or provision of this Lease, no Additional Rent shall be owing to the Landlord.

     B-3 The Exclusive Premises shall be remodeled for Tenant's use at the cost of Landlord as follows:

          a. Install a demising partition to create separate office areas 425 and 425A.

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          b. Install a new entry door and sidelight from Common  Corridor A into
     Office 425A.

          c. Install a new door from Office 425A into Lab 429.

          d. Remove existing casework and partition and create new opening between Lab 429 and Lab 430A.

          e. Install new 8-foot frame hood and associated mechanical and plumbing systems in Lab 430A.

     B-4 Upon execution of this Lease, Tenant shall pay $7,500.00 to Landlord to be applied to the cost of the frame hood to be installed by Landlord pursuant to B-3 of this Rider. If Tenant and Landlord enter a new lease or lease extension of at least one (1) year in length, Landlord agrees to provide a credit to Tenant against rent due under the new lease or the extension in the amount of $7,500.00.

     B-5 Landlord agrees to clean the Premises, repair any damaged surfaces, repaint walls as needed, and ensure that all building systems serving the Premises are in working order.

     B-6 Article 6 and Article 24 are deleted in their entirety.

     B-7 Sections 7.01, 7.02, 7.03, 7.04 and 8.05 are deleted in their entirety.

     B-8 Exhibit D and Exhibit E are deleted in their entirety.